United States
Securities And Exchange Commission
Washington D.C. 20549

Form 8-K/A

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2000

CALIFORNIA SOFTWARE CORPORATION
(Exact name of Registrant as specified in charter)

Nevada (State or other jurisdiction of incorporation)	1405-091 (Commission File Number)	88-0408446 (I.R.S. Employer Identification)
2485 McCabe Way, Irvine, CA (Address of principal executive offices)	92614 (Zip Code)
Registrant's telephone number, including area code: 949.553.8900
2901 South Pullman Street, Santa Ana, CA, 92705 (Former name or former address, if changed, since last report)

ITEM 5. OTHER EVENTS

California Software Corporation ("the Company") recently completed a private placement, wherein it raised a gross amount of $9,019,870.40 in exchange for the issuance of 2,724,971 common shares to certain investors at the pre-split purchase price of $8.00 per share (post-split price of $4.00 per share), plus the issuance of 10,000 bonus shares to investors purchasing a block of 4 units (1 unit = $40,000). In the Company's March 31, 2000 quarterly filing, $2,000,000 of the gross amount raised was reflected in computing the periodic financial figures which therefore results in an adjusted gross amount of $7,019,870.40. The Company paid commissions amounting to $491,042.55, the net proceeds to the Company resulting from the private placement is $8,528,827.85. Included below is a balance sheet reflecting actual figures as of March 31, 2000 and pro-forma figures reflecting the completed private placement.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

    Pro Forma Financial Information.

    CALIFORNIA SOFTWARE CORPORATION
    Balance Sheet
    Actual as of March 31, 2000
    and
    Pro-Forma After Private Placement

	3/31/00	Pro-Forma
ASSETS
Cash	2,162,163	8,690,991
Accounts Receivable, net	5,285,191	5,285,191
Note Receivable	74,332	74,332
Inventory on Consignment	145,217	145,217
Inventory (Net of Reserves)	106,883	106,883
Other Current Assets	51,893	51,893
Total Current Assets	7,825,679	14,354,507
PROPERTY AND EQUIPMENT
Furniture, Fixtures and Equipment	325,138	325,138
Leasehold Improvements	28,441	28,441
Accumulated Depreciation and Amortization	(290,513)	(290,513)
Total Property and Equipment	63,066	63,066
OTHER ASSETS
Deferred Taxes	112,539	112,539
Non-Competition Agreement, net	247,500	247,500
Acquired Technology, net	258,750	258,750
Goodwill, net	288,289	288,289
Total Other Assets	907,078	907,078
TOTAL ASSETS	8,795,823	15,324,651
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Accounts Payable	323,228	323,228
Income Taxes Payable	339,147	339,147
Employee Benefits Payable	240,808	240,808
Accrued Sales Commission	54,745	54,745
Deferred Income	62,907	62,907
Other Current Liabilities	31,649	31,649
Total Current Liabilities	1,052,484	1,052,484
LONG-TERM LIABILITIES	0	0
EQUITY
Common Stock ($0.001 par value, 20,000,000 authorized, 9,763,800 issued and outstanding on March 31, 2000, and 12,488,771 issued and outstanding pro-forma)	9,764	12,489
Additional Paid in Capital	5,005,038	11,531,141
Deferred Expense	(285,833)	(285,833)
Retained Earnings	3,014,370	3,014,370
Total Stockholders' Equity	7,743,339	14,272,167
TOTAL LIABILITIES & OWNER'S EQUITY	8,795,823	15,324,651

    Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 30, 2000

CALIFORNIA SOFTWARE CORPORATION

/s/Bruce Acacio, President

/s/Carol Conway, Vice President and Chief Financial Officer